Exhibit 99.1

Media	Investors
Oscar Suris	John Campbell
704-383-4646/415-793-0669 Oscar.Suris@wellsfargo.com @OscarSurisWF	415-396-0523 John. M.Campbell@wellsfargo.com

Statement Regarding Head of Wells Fargo Consumer Lending

SAN FRANCISCO, November 17, 2017 –Wells Fargo & Company (NYSE: WFC) announced today that Franklin Codel, a senior executive vice president and head of its Consumer Lending organization, has been dismissed from the company, effective immediately. The company said the dismissal was the result of Codel’s acting in a manner that was contrary to the company’s policies and expectations of its senior leaders during a communication he had with a former team member regarding that team member’s earlier termination.

The company said the reasons for the dismissal did not involve the business or operations of Consumer Lending, the servicing of its customers, or its performance or financial results. The dismissal also did not pertain to sales practices at the company.

“Difficult as this situation is, the decision reflects our commitment to our values and culture and to executive accountability,” said President and Chief Executive Officer Tim Sloan. “We have a strong team in Consumer Lending and I am fully confident that the transition will be smooth and that its businesses will continue to operate normally in serving our customers.”

The company said it expects to announce a permanent successor to head Consumer Lending by the end of the year. In the interim, the heads of the group’s four main lines of business will report to Sloan. His interim direct reports from Consumer Lending will include Michael DeVito, who has been named interim head of Wells Fargo Home Lending and served most recently as head of Mortgage Production; Laura Schupbach, head of Wells Fargo Dealer Services; John Rasmussen, head of Personal Lending; and Laurie Nordquist, head of Personal and Small Business Insurance.

About Wells Fargo

Wells Fargo & Company (NYSE: WFC) is a diversified, community-based financial services company with $1.9 trillion in assets. Wells Fargo’s vision is to satisfy our customers’ financial needs and help them succeed financially. Founded in 1852 and headquartered in San Francisco, Wells Fargo provides banking, insurance, investments, mortgage, and consumer and commercial finance through more than 8,400 locations, 13,000 ATMs, the internet (wellsfargo.com) and mobile banking, and has offices in 42 countries and territories to support customers who conduct business in the global economy. With approximately 268,000 team members, Wells Fargo serves one in three households in the United States. Wells Fargo & Company was ranked No. 25 on Fortune’s 2017 rankings of America’s largest corporations. News, insights and perspectives from Wells Fargo are also available at Wells Fargo Stories.

# # #